MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

SOURCES OF LIQUIDITY Cash and temporary cash investments were $342.3 million at December 31, 1995 compared with $245.2 million at December 31, 1994 and $36.8 million at December 31, 1993. The Company's cash balances reflect, among other things, the timing and amounts of external financing. The Company's cash requirements are subject to substantial fluctuations during the year due to seasonal variations in cash flow and peak in January and July of each year when the semi-annual payments of New York City property taxes are due. In July 1995 the Company issued $100 million of 6 5/8% 10-year debentures. The cash balance at December 31, 1995 was used on January 2, 1996 for redemption at maturity of the $100 million 5% Series CC mortgage bonds and for a $224 million semi-annual New York City property tax payment.

     In the first quarter of 1994 pursuant to its amended dividend reinvestment plan, the Company issued 478,016 shares of common stock for $14.7 million. The Company amended the plan in 1993 to permit, at the option of the Company, the use of new shares or outstanding shares purchased in the market.

     In February 1994 the Company issued $150 million of 35-year debentures. In July 1994 the Company issued $150 million of five-year floating-rate debentures, the interest rate on which is reset quarterly. In December 1994 the Company issued $100 million of 35-year tax-exempt debt through the New York State Energy Research and Development Authority (NYSERDA).

     In April 1993 the Company issued $101 million of 35-year tax-exempt debt through NYSERDA. The Company issued 373,227 shares of common stock in December 1993 for $11.9 million pursuant to the Company's amended dividend reinvestment plan.

     In June 1993 the Company issued $380 million of 30-year debentures of which approximately $80 million was used to meet
1993 capital requirements and the balance was used to retire higher cost debt securities.

Advance Refundings. Since 1992 the Company has taken the opportunity of generally declining interest rates to reduce costs by redeeming outstanding securities in advance of maturity dates and replacing them with new securities bearing lower interest or dividend rates. In August 1995 the Company issued $128.3 million of 25-year 6.10% tax-exempt debt through NYSERDA, the proceeds of which were used to redeem a like amount of outstanding 9% tax-exempt debt. In December 1995 the Company redeemed, in advance of maturity, $27.4 million of 9.70% Series 1990A debentures representing the balance of this issue outstanding. Excluding the preferred stock transactions discussed below, approximately $1.9 billion of securities have been refunded, producing aggregate first-year savings in interest and preferred dividends of about $25 million, with continued savings in subsequent years.

Tender Offer. In January 1996 the Company commenced a tender offer for certain series of its preferred stock. Shareholders tendered approximately $227 million of such preferred stock pursuant to the offer, which expired on February 27, 1996. The Company expects to call $90 million of its other preferred stock for redemption and to issue subordinated debentures (interest payments on which, unlike preferred stock dividends, are tax deductible) to fund the purchase of the tendered stock and the redemptions. The Company's current expectation is that these transactions will produce revenue-equivalent present value savings of approximately $42 million. Under generally accepted accounting principles, the net gain realized from these transactions as a result of acquiring preferred stock below its book value will be included in the calculation of period earnings per share, but not in net income. In accordance with an order of the New York State Public Service Commission (PSC), the Company, consistent with its objective of reducing potentially strandable costs (discussed below), will apply the net gain, which is presently estimated to be approximately $14 million, to reduce net utility plant by an additional provision for depreciation. While 1996 net income will be reduced by the amount of the additional provision for depreciation, due to the treatment of the net gain, earnings per share will be unaffected.

     In 1994 and 1993 the Company borrowed from banks for short periods; in 1995 there were no short-term borrowings. For 1996 the Company has arranged for bank credit lines amounting to $150 million. Borrowings thereunder would bear interest at prevailing market rates.

     Customer accounts receivable, less allowance for uncollectible accounts, amounted to $497.2 million, $440.5 million and $459.3 million at December 31, 1995, 1994 and 1993, respectively. In terms of equivalent days of revenue outstanding, these amounts represented 27.6, 27.1 and 27.6 days, respectively.

     Regulatory accounts receivable at December 31, 1995 amounted to a net credit to be refunded to customers of $6.5 million. Net regulatory accounts receivable recoverable from customers amounted to $26.3 million and $97.1 million at December 31, 1994 and 1993, respectively. See Note A to the financial statements.

     The following is a summary of the balances and activity in regulatory accounts receivable in 1995:

                                                                1995
                                  Balance                    Recoveries      Balance
                                 Dec. 31,         1995          from         Dec. 31,
(Millions of Dollars)              1994*       Accruals*    Customers**       1995*
-------------------------------------------------------------------------------------
ERAM/Modified ERAM                 $(56.4)      $(35.3)        $ 54.0       $(37.7)
Electric Incentives
     Enlightened Energy
       program                       70.1         32.7          (83.1)        19.7
     Customer service                 6.7          5.7           (8.4)         4.0
     Fuel and purchased power         5.9         19.2          (23.2)         1.9
Gas Incentives
     System improvement                --          6.1           (1.5)         4.6
     Customer service                  --          1.3           (0.3)         1.0
                                 ----------------------------------------------------
Total                              $ 26.3       $ 29.7         $(62.5)      $ (6.5)
-------------------------------------------------------------------------------------

* Negative amounts are refundable; positive amounts recoverable.
**  Negative amounts were recovered; positive amounts refunded.

     The components of the balance in regulatory accounts receivable at December 31, 1995 will be refunded to or recovered from customers during 1996 and 1997 as discussed in Note A to the financial statements. The incentives are discussed below under "1992 Electric Rate Agreement," "1995 Electric Rate Agreement" and "Gas and Steam Rate Agreements."

     Deferred charges for Enlightened Energy (demand side management) program costs amounted to $144.3 million, $170.2 million and $140.1 million at December 31, 1995, 1994 and 1993, respectively. These costs are being recovered in rates, as discussed below under the "1992 Electric Rate Agreement" and "1995 Electric Rate Agreement."

     The Company's earnings include an allowance for funds used during construction which, as a percent of net income for common stock, was 0.8 percent in 1995 and 1.7 percent in 1994 and 1993.

     Interest coverage on the SEC book basis was 4.20, 4.58 and
4.19 times for 1995, 1994 and 1993, respectively. The decline in interest coverage in 1995 was due to lower earnings and higher interest charges. The improvement in interest coverage in 1994 was due to debt refundings and increased earnings. The Company's interest coverage continues to be high compared with the electric utility industry generally.

     The Company's senior debt (first mortgage bonds) is rated Aa3, A+ and AA- by Moody's Investors Service (Moody's), Standard & Poor's (S&P) and Duff and Phelps, Inc., respectively. Moody's and S&P revised their ratings during 1995 from Aa2 and AA-, respectively. Major factors for the revision were the uncertain implications of New York's transition towards a more market-oriented energy industry and the Company's obligations under contracts with independent power producers (IPPs) (see "Electric Capacity Resources" below and Note G to the financial statements). The Company has not issued first mortgage bonds since 1974; as of December 31, 1995 $175 million of first mortgage bonds were outstanding, all of which mature in 1996. The Company's unsecured debt securities (debentures and tax-exempt debt) are rated A1, A+ and A+ by Moody's, S&P and Duff and Phelps, Inc., respectively.

     Cash flows from operating activities for years 1993 through 1995 were as follows:


(Millions of Dollars)                             1995    1994    1993
------------------------------------------------------------------------
Net cash flows from operating activities          $1,276  $1,250  $1,025
Less: Dividends on common and preferred stock        515     505     490
                                                  ----------------------
Net after dividends                               $  761  $  745  $  535
------------------------------------------------------------------------

     Net cash flows in 1995 were favorably affected by incentive billings of $116.5 million, offset by the refund to customers of $54.0 million of revenues under the ERAM. Net cash flows in 1994 were favorably affected by incentive billings of $92.3 million, ERAM billings of $28.9 million and labor productivity improvements resulting in costs estimated to be approximately $51 million less than reflected in rates. See the table above for balances in regulatory accounts receivable at December 31, 1995 to be refunded to or recovered from customers in future periods.

CAPITAL REQUIREMENTS The following table compares the Company's capital requirements for the years 1993 through 1995 and estimated amounts for 1996 and 1997:

(Millions of Dollars)             1997    1996    1995    1994    1993
-----------------------------------------------  ----------------------
Construction expenditures        $ 671   $ 678   $ 693   $  758  $  789
Enlightened Energy program
 costs less recoveries/(a)/        (33)    (15)    (26)      30      59
Power contract termination
 costs - net/(a)/                  (39)    (31)    (55)      62      68
Nuclear decommissioning
 trust/(a)//(b)/                    21      21      19       15      19
Nuclear fuel                        44      24      13       47      14
Investment in gas marketing
 subsidiary                         10      10       2        7       1
                                 --------------  ----------------------
Subtotal                           674     687     646      919     950
Retirement of long-term debt
 and preferred stock/(c)/          106     184      11      134     178
                                 --------------  ----------------------
Total                            $ 780   $ 871   $ 657   $1,053  $1,128
-----------------------------------------------------------------------

/(a)/  See discussion below of electric rate agreements.
/(b)/ See Note A to the financial statements for discussion of nuclear decommissioning costs.
/(c)/ Does not include refundings in advance of maturity, nor the preferred stock refunding in 1996 discussed above. For details of securities maturing after 1997, see Note B to the financial statements.

     Capital requirements shown above for 1995 were met from internally generated funds. The Company expects to meet these capital requirements for 1996 and 1997, including $290 million of maturing securities, from cash balances, internally generated funds and external financings of about $150 million, which would likely be debt issues. In 1996 and 1997 the Company may, from time to time, make short-term borrowings.

ELECTRIC CAPACITY RESOURCES Electric peak load in the Company's service area, adjusted for historical design weather conditions, grew by 150 MW (1.4 percent) in 1995. The growth was due primarily to unusually high use of existing and new air conditioners by customers during the exceptionally humid summer. The growth in peak load has been moderated by the Company's Enlightened Energy program, introduced in 1990, which helps the Company's customers purchase and install energy-efficient equipment and encourages the efficient use of energy resources. This program continues to be modified for future years, based on the Company's experience to date, so as to obtain energy efficiency benefits at lower program costs.

     In response to federal and state regulatory policies and requirements for utilities to contract with IPPs, the Company by December 1992 had entered into contracts for the supply of substantial capacity from facilities of IPPs. Plants with 1,798 MW of such capacity are in commercial operation, and the related charges are reflected in the Company's rates. Approximately 186 MW of additional capacity is expected to be in operation and in rates in 1996. Thereafter, additional capacity totalling about 70 MW is expected.

     After 1992 estimates of future market prices for power decreased significantly as excess generating capacity developed in the Northeast. During 1993 and 1994, the Company entered into agreements to terminate IPP contracts involving approximately 720 MW at a cost of $211 million (exclusive of interest) to be paid over a period of several years. These costs (including interest) are already reflected in rates. See "1995 Electric Rate Agreement" below.

     The Company's current resource plans, which reflect the uncertainty as to the future industry structure in New York, do not include the addition of long-term capacity resources to its electric system during the next 20 years, other than the IPPs discussed above.

COMPETITION No federal or New York State law presently requires the Company to permit other sellers of electricity to use the Company's facilities to make sales to the Company's retail customers in New York City and Westchester County. However, in recent years, federal and New York State legislation have promoted the development of non-utility electric generating capacity and competition at the wholesale level for electric capacity and energy sales. A number of states, including New York, are now considering whether to require electric utilities to deliver electricity from other sellers directly to electricity consumers, referred to as "retail wheeling."

Retail Wheeling. The most likely targets for retail wheeling are large industrial customers and, to a lesser extent, governmental customers. Almost all of the Company's customers are residential or commercial, with sales to industrial customers comprising about 2 percent of the Company's 1995 electric sales. Most governmental customers in the Company's service area are, and for many years have been, served by the New York Power Authority
(NYPA). However, if retail wheeling were permitted, the Company's large-usage commercial customers would also be targets. In any case, competition would be mitigated by the limited capacity of the existing transmission facilities for importing power and energy into the Company's service area. Nevertheless, in a competitive environment, the Company could be disadvantaged by the relatively high costs of its generating facilities and the Company's substantial commitments under its IPP contracts relative to electric prices in a competitive market. Assuming performance by the IPPs, the Company is obligated over the terms of these contracts (which extend for various periods, up to 2034) to make payments that currently are, and are projected to be, uneconomic. See Note G to the financial statements.

Competitive Strategy. The Company's strategy for dealing with competition includes ongoing cost reductions, increased productivity, pursuit of growth opportunities and strengthening of customer relations by providing value-added services. Another major element of the strategy which the Company is promoting with government and regulators is a "level playing field" on which the Company could compete without unfair burdens of regulation or taxation. For example, taxes other than federal income tax represent 21 cents of every dollar the Company bills customers.

PSC Proceeding. The PSC is conducting a generic "competitive opportunities" proceeding to investigate whether and how to introduce increased competition into the electric utility industry in the State.

     In June 1995 the PSC adopted principles in this proceeding, which among other things, state that "The current industry structure, in which most power plants are vertically integrated with natural monopoly transmission and distribution, must be thoroughly examined to ensure that it does not impede or obstruct development of effective wholesale or retail competition." With respect to so-called "strandable costs", another principle states "Utilities should have a reasonable opportunity to recover prudent and verifiable expenditures and commitments made pursuant to their legal obligations, consistent with these principles." The principles also indicate that utilities should take all practicable measures to mitigate transition costs.

     In October 1995 the investor-owned utility companies of New York State (including the Company) filed a proposal in this proceeding that would restructure the State's electric industry in a carefully planned transition to competition in the wholesale market where bulk electricity would be bought and sold. Numerous other parties, including the PSC staff, have submitted proposals in this proceeding, some of which, if adopted by the PSC, could adversely affect the Company.

     In December 1995 the administrative law judge (ALJ) submitted her recommended decision to the PSC. She called for competition to be implemented at the wholesale level with the goal of introducing retail access as quickly as possible, but with caution. The ALJ recommended that utilities be entitled to present a case showing why it would be reasonable for recovery of strandable costs to be allowed. She also advocated a "reasonable opportunity" for consumers to realize savings and pay lower prices.

     A PSC order in this proceeding is expected in 1996. The order is not expected to conclude the PSC's review of competition and related issues. It is not possible to predict the outcome of the proceeding or its impact upon the Company. See Note A to the financial statements.

Federal Proceeding. In March 1995 the Federal Energy Regulatory Commission (FERC) proposed new rules under which the Company and other electric utilities would be required to file non-discriminatory open access transmission tariffs that would be available to wholesale sellers and buyers of electric energy, and that would also apply to the Company's and other electric utilities' own wholesale sales of electric energy. As proposed, the new rules would allow utilities to recover legitimate and verifiable wholesale stranded costs. FERC would follow this policy with regard to costs subject to its jurisdiction and urged the states to follow the same policy with regard to costs subject to their jurisdictions.

     It is not possible to predict the outcome of this proceeding. The Company participates in the wholesale electric market primarily as a buyer, and in this regard should benefit if rules are adopted which result in lower wholesale prices for its purchases of electricity for its retail customers.

1992 ELECTRIC RATE AGREEMENT In April 1992 the PSC approved an electric rate agreement covering the three-year period April 1, 1992 through March 31, 1995. Under the agreement annual electric rates were increased by $250.5 million (5.0 percent) in April 1992, by $251.2 million (5.0 percent) in April 1993 and by $55.2 million (1.1 percent) in April 1994. The agreement provided for a rate of return on common equity of 11.50 percent for the first rate year and 11.60 percent for the second and third rate years, based on a common equity ratio of 52 percent. In order to settle disputed items, including alleged excess earnings in prior years, the Company's revenue allowance was reduced in each of the three years by $35 million. For calendar years 1994, 1993 and 1992, the Company accrued incentives for attaining certain objectives for the Company's Enlightened Energy program, customer service and fuel costs of $116.4 million, $69.6 million and $58.1 million, respectively, before federal income tax. For each of the three rate years, the Company's rate of return on electric common equity, excluding incentives and labor productivity, was below the thresholds set in the agreement for sharing with customers.

     The agreement introduced a rate-making concept known as the Electric Revenue Adjustment Mechanism (ERAM). The purpose of the ERAM was to eliminate the linkage between customers' energy consumption and Company profits. Under the ERAM rates were based on annual forecasts of electric sales and sales revenues with refund to or recovery from customers of any overages or deficiencies from the forecast in the prior rate year. Implementation of the ERAM removes from Company earnings all variations in electric sales from forecasts, including the effects of year-to-year weather variations, the results of changes in economic conditions, and the impact of the Enlightened Energy program. In 1994 the Company set aside $63.7 million to be refunded to customers for revenue overcollections under the ERAM. In 1993 and 1992 the Company accrued $10.9 million and $130.1 million, respectively, of additional revenues to be recovered from customers under the ERAM.

1995 ELECTRIC RATE AGREEMENT In April 1995 the PSC approved a three-year electric rate agreement effective April 1, 1995. The principal features of the agreement are as follows:

Limited Increases in Base Revenues. There was no increase in base electric revenues for the first rate year of the agreement (the twelve months ending March 31, 1996). However, differences between actual and projected amounts for certain expense items for each rate year will be reconciled and deferred for refund to or recovery from customers in subsequent years. These items include pension and retiree health and life insurance expenses, costs incurred under IPP contracts, and certain Enlightened Energy and renewable energy expenses. Property tax differences will be similarly reconciled and refunded to or recovered from customers, except that the Company will absorb (or retain) 14 percent of any property tax increase or decrease from the forecast amounts.

     For the second and third rate years, rates will also be changed to provide for projected costs in each year of pensions and retiree health and life insurance, IPP contracts, and the Enlightened Energy program. Pension and postretirement benefit costs will increase substantially in 1996, reflecting the discount rate and health cost trend rates assumed. See Notes D and E to the financial statements.

     Unlike previous multi-year rate agreements, there will be no increases in rates in the second and third rate years to cover general escalation, wage and salary increases or carrying costs on increased utility plant investment. See "Modified ERAM" below for revenue adjustments to reflect changes in numbers of customers.

Return on Equity and Equity Ratio. The allowed rate of return on common equity is 11.1 percent in the first rate year and is to be adjusted for the second and third rate years by adding or subtracting one-half of the change in 30-year Treasury bond rates from a January/February 1995 base, to or from 11.1 percent. The maximum change in the rate of return from the previous rate year is 100 basis points (one percent). A preliminary estimate of the indicated rate of return on equity for the second rate year is between 10.2 and 10.4 percent. A 52 percent common equity ratio is assumed throughout the term of the agreement.

     Costs for debt and preferred stock will not be updated from the levels projected for the first rate year.

Earnings Sharing. Following each rate year the Company's actual return on equity will be calculated, using actual capitalization ratios and debt and preferred stock costs, but excluding any earnings from the incentives discussed below. The Company will retain 100 percent of any earnings up to 50 basis points above the allowed rate of return for that rate year. The Company will retain 50 percent of earnings exceeding the allowed rate of return by more than 50 basis points but not more than 150 basis points and the balance will be deferred for customer benefit. The Company will retain 25 percent of earnings that exceed the allowed rate of return by more than 150 basis points; one-third of the balance will be deferred for customer benefit and two-thirds will be applied to reduce rate base balances in a manner to be determined by the Company.

     Due principally to increased productivity, the Company estimates the actual rate of return on electric common equity, excluding incentives, for the first rate year will exceed the sharing threshold of 11.6 percent. As a result, in the fourth quarter of 1995 the Company recorded a provision for the future benefit of electric customers of $10.0 million, before federal income tax.

IPP Termination Costs. The rate agreement also provides for full recovery by the Company of all IPP contract termination costs incurred to date, and permits the Company to petition the PSC to defer the costs of new IPP contract terminations or modifications, if any, during the term of the agreement.

Incentive Provisions. The rate agreement permits the Company to earn additional incentive amounts, not subject to the earnings sharing provisions, by attaining certain objectives for the Company's Enlightened Energy program, fuel costs, and customer service. While these incentive mechanisms are similar to those provided under the 1992 electric rate agreement, opportunities for earning incentives are generally less than under the earlier agreement. There would also be penalties for failing to achieve minimum objectives, and there is a penalty-only incentive mechanism designed to encourage the Company to maintain its high level of service reliability.

     For calendar year 1995 the Company accrued benefits of $32.7 million (including $17.1 million related to the prior year) and $5.7 million, before federal income tax, for the Enlightened Energy incentive and for electric customer service performance, respectively.

Partial Pass-Through Fuel Adjustment Clause. The PPFAC incentive is continued with certain modifications from the 1992 electric rate agreement. For each rate year of the new agreement there will be a $35 million cap (previously $30 million) on the maximum incentive or penalty, with a "sub-cap" (within the $35 million cap) of $10 million (as previously) for costs associated with generation from the Company's Indian Point 2 nuclear unit. While the cap is higher, the targets established for incentive earnings are generally more difficult than under the prior agreement. For calendar year 1995 the Company earned $19.2 million, before federal income tax, under the PPFAC, $6.5 million of which was earned in the first calendar quarter, under the 1992 agreement.

Modified ERAM. The agreement continues, in modified form, the ERAM introduced in the 1992 electric rate agreement. The new agreement adds to the ERAM a revenue per customer (RPC) mechanism which excludes from adjustment those variances in the Company's electric revenues which result from changes in the number of customers in each electric service classification. In effect, the Company will retain additional revenues attributable to added customers, but will bear the revenue shortfall resulting from lost customers, while other variances from forecast revenues will be deferred for subsequent recovery from or refund to customers, and will not affect the Company's earnings. The ERAM and the RPC mechanism will not apply to delivery service for NYPA.

     At the end of each rate year, the forecast average annual amount of revenue per customer in each service classification (the RPC Factor) for that rate year is multiplied by the actual average number of customers in that classification. The net difference between that amount and the actual revenues from all service classifications is deferred for refund to or recovery from customers in the subsequent rate year; the RPC Factor for the following rate year will be adjusted to reflect such net difference. The RPC Factors will also be adjusted in the second and third rate years to reflect any increase or decrease in allowed base revenues for reconciliations and projections discussed above in "Limited Increases in Base Revenues."

     For calendar year 1995 the Company set aside $35.3 million, before federal income tax, to be refunded to customers for revenue overcollections under the ERAM, net of $13.3 million earned under the RPC.

Nuclear Decommissioning Expense. See Note A to the financial statements for changes in nuclear decommissioning expense.

Second Rate Year. In February 1996 the Company filed revisions to its electric rates to become effective April 1, 1996 for the second rate year, as required in the agreement. The Company estimated that there would be no material change in rates. The matter is pending before the PSC.

Extension of Agreement. The agreement stipulates that if the Company abstains from filing for a general electric rate increase to take effect at the end of the three-year period, the operation of the rate agreement may be extended beyond March 31, 1998. Any party to the agreement may file a petition to compel the Company to justify continuation of the mechanisms, provisions and formulas beyond March 31, 1998. If the agreement is extended, the provisions for limited rate changes, adjustment of equity return, earnings sharing, incentives, and Modified ERAM will continue in effect until changed by the PSC.

GAS AND STEAM RATE AGREEMENTS In October 1992 the PSC approved two-year gas and steam rate agreements which included annual increases for the first rate year in firm gas and steam rates of $12.3 million (1.9 percent) and $11.8 million (3.6 percent), respectively. In September 1993 the PSC granted the Company permission to increase its firm gas rates for the second rate year by $21.6 million (2.8 percent). In lieu of a steam rate increase of $2.1 million for the second rate year, the PSC authorized the Company to retain certain tax refunds being held by the Company for refund to steam customers. The gas and steam rate agreements were premised upon an allowed equity return of
11.6 percent and a common equity ratio of 52 percent of total capitalization. Earnings above an 11.95 percent return were to be shared equally with customers. For both rate years, the twelve months ended September 30, 1993 and 1994, the Company's rate of return on gas common equity was below the sharing threshold. The Company's rate of return on steam common equity for the first and second rate years was above the sharing threshold, and as a result, the Company recorded a provision for refund to steam customers of $1.7 million in 1993 and $3.6 million in 1994.

     In October 1994 the PSC approved three-year rate agreements for gas and steam services. The agreements provide for gas and steam rate increases in the first rate year, the twelve months ended September 30, 1995, of $7.7 million (0.9 percent) and $9.9 million (3.0 percent), respectively, and a methodology for rate changes in the second and third rate years. For both services, the October 1994 increases reflect a 10.9 percent rate of return on common equity and a 52 percent common equity ratio. The agreements contain "excess earnings" provisions giving stockholders the benefit of 100 percent retention of any earnings between 10.9 percent and 11.65 percent, and 50 percent sharing with customers above 11.65 percent. The steam earnings calculation also excludes the effects of net sales increases related to abnormal weather, up to a maximum exclusion for abnormal weather which is the equivalent of 25 basis points in common equity return per year. The gas agreement contains two incentive (or penalty) mechanisms (not subject to the "excess earnings" provisions). In 1995 the Company accrued benefits of $6.1 million and $1.3 million, before federal income tax, for the gas system improvement and customer service incentives, respectively. For the first rate year, the twelve months ended September 30, 1995, the Company's rates of return on common equity for gas and steam were below the threshold for sharing.

      Effective October 1, 1995 (the beginning of the second year of the October 1994 three-year gas and steam rate agreements), gas and steam rates were increased by $20.9 million (2.5 percent) and $4.6 million (1.3 percent), respectively. The primary reasons for the gas rate increase were escalation in certain operation and maintenance expenses, return and depreciation on higher plant balances, and recovery of earnings under the incentive provisions of the agreement. The steam rate increase was primarily to cover escalation in operation and maintenance expenses, and return and depreciation on higher plant balances.

CLEAN AIR ACT AMENDMENTS The Clean Air Act amendments of 1990 impose limits on sulfur dioxide emissions from electric generating units. Because the Company uses very low sulfur fuel oil and natural gas as boiler fuels, the sulfur dioxide emissions limits should not affect the Company's operations. The Company will incur increased capital and operating costs to meet the nitrogen oxide emissions limits set by the New York State Department of Environmental Conservation (DEC) under the "Reasonably Available Control Technology" (RACT) provisions of the Clean Air Act. The Company has spent approximately $23 million to comply with the Phase I limitations. The State may further reduce the nitrogen oxide emissions limits under Phase II of the RACT program which is expected to take effect in 1999. New York and nine other member states of the Northeast Ozone Transport Commission have entered into a Memorandum of Understanding which calls for the states to adopt more stringent nitrogen oxide emissions limits for RACT Phases II and III, effective in 1999 and 2003, respectively. The Company estimates that the cost of compliance with these phases could approximate $150 million.

NUCLEAR FUEL DISPOSAL The Company has a contract with the United States Department of Energy (DOE) which provides that, in return for payments being made by the Company to the DOE pursuant to the contract, the DOE, starting in 1998, will take title to the Company's spent nuclear fuel, transport it to a federal repository and store it permanently. Notwithstanding the contract, the DOE has announced that it is not likely to have an operating permanent repository before 2015. The DOE has also taken the position that it is not obligated to begin accepting the spent fuel until it has an appropriate facility for such purpose. In June 1994 the Company and a number of other utilities petitioned the United States Court of Appeals for the District of Columbia for a declaratory judgment that the DOE is unconditionally obligated to begin accepting the spent fuel by 1998, an order directing the DOE to implement a program enabling it to begin acceptance of spent fuel by 1998, and, if warranted, appropriate relief for the financial burden to the utilities resulting from the DOE's delay. The Company estimates that it now has adequate on-site capacity until 2005 for interim storage of its spent fuel. Absent regulatory or technological developments by 2005, the Company expects that it will require additional on-site or other spent fuel storage facilities. Such additional facilities would require regulatory approvals. In the event that the Company is unable to make appropriate arrangements for the storage of its spent fuel, the Company would be required to curtail the operation of its Indian Point 2 nuclear unit. See discussion of decommissioning in Note A to the financial statements.

SUPERFUND AND ASBESTOS CLAIMS AND OTHER CONTINGENCIES Reference is made to Note F to the financial statements for information concerning potential liabilities of the Company arising from the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("Superfund"), from claims relating to alleged exposure to asbestos, and from certain other contingencies to which the Company is subject.

COLLECTIVE BARGAINING CONTRACT The Company's four-year collective bargaining contract with Local No. 1-2, Utility
Workers' Union of America, which represents 66% of the Company's employees, expires in June 1996.

IMPACT OF INFLATION The Company is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits the Company to recover through depreciation only the historical cost of its plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical cost. However, this is partially offset by the repayment of the Company's long-term debt in dollars of lesser value than the dollars originally borrowed.

RESULTS OF OPERATIONS

     Earnings per share were $2.93 in 1995, $2.98 in 1994 and $2.66 in 1993. The average number of common shares outstanding for 1995, 1994 and 1993 was 234.9 million, 234.8 million and
234.0 million, respectively.

Earnings for 1995, 1994 and 1993 reflect electric, gas and steam rate increases, and other provisions of the electric, gas and steam rate agreements discussed above.

OPERATING REVENUES AND FUEL COSTS  Operating revenues in 1995 and
1994 increased from the prior year by $163.8 million and by $107.7 million, respectively. The principal increases and decreases in revenue were:

                                 Increase (Decrease)
                                 --------------------
                                    1995      1994
(Millions of Dollars)            Over 1994  Over 1993
-----------------------------------------------------
Electric, gas and steam
 rate changes                     $ 29.3    $ 115.8
Fuel rider billings*                22.4     (143.3)
Sales volume changes
  Electric**                        41.4       56.3
  Gas                              (11.7)      26.1
  Steam                            (13.9)      14.4
Gas weather normalization            5.9       (5.6)
Electric:
  ERAM/Modified ERAM
   accruals                         28.4      (74.7)
  Recoveries of prior rate
   year ERAM accruals               83.1       75.9
  Rate refund provision            (10.0)        --
  Off-system sales                  12.5       19.8
Other                              (23.6)      23.0
                                 --------------------
Total                             $163.8    $ 107.7
-----------------------------------------------------

* Excludes costs of fuel, purchased power and gas purchased for resale reflected in base rates.
** Includes Con Edison direct customers and delivery service for NYPA and municipal agencies.

     The increase in fuel billings in 1995 reflects higher unit costs of purchased power, offset by lower cost of gas per therm. The decrease in fuel billings in 1994 reflects decreases in the unit costs of both purchased power and fuel used to produce electricity. The cost of gas per therm was 20.2 percent lower in 1995 than in 1994 and was 10.4 percent lower in 1994 than in 1993.

     Electric fuel costs decreased $56.1 million in 1995 largely because of the Company's increased power purchases and consequent lower generation; steam fuel costs decreased $7.6 million in 1995 due to lower sendout and lower unit cost of fuel. Electric fuel costs in 1995 and 1994 were affected by the greater availability in 1994 than in 1995 of lower-cost nuclear generation from the Company's Indian Point 2 unit. During 1995 Indian Point 2 underwent a scheduled refueling and maintenance outage and the unit's low cost generation was, therefore, unavailable for part of the year. During 1995 the Company purchased 59 percent of its total electric energy requirements, compared with 51 percent in 1994. Reflecting this increase, including increased purchases of the relatively high cost power that the Company is required to pay for under its IPP contracts, purchased power costs increased by $319.8 million over the 1994 period. Gas purchased for resale decreased $81.4 million in 1995, reflecting the lower unit cost of purchased gas, offset by higher sendout.

     Electricity sales volume in the Company's service territory increased 0.7 percent in 1995 and 2.0 percent in 1994. Gas sales volume to firm customers decreased 2.8 percent in 1995 and increased 3.9 percent in 1994. Transportation of customer-owned gas increased 65.3 percent in 1995 and decreased 12.1 percent in 1994, primarily due to variations in the volume of gas transported for NYPA's use as boiler fuel at its Poletti unit. Steam sales volume decreased 4.1 percent in 1995 and increased
4.4 percent in 1994.

     The Company's electricity, gas and steam sales vary seasonally in response to weather. Electric peak load occurs in the summer, while gas and steam sales peak in the winter. After adjusting for variations, principally weather and billing days, in each period, electricity sales volume increased 1.2 percent in 1995 and 1.5 percent in 1994. Similarly adjusted, gas sales volume to firm customers increased 0.1 percent in 1995 and 1.6 percent in 1994, and steam sales volume decreased 1.9 percent in 1995 and increased 0.6 percent in 1994. Weather-adjusted sales represent the Company's estimate of the sales that would have been made if historical average weather conditions had prevailed.

     Off-system electricity sales increased to 5,035 millions of kilowatthours (kWhrs) in 1995 compared with 1,785 millions of kWhrs in 1994. The increase in 1995 in such sales was due largely to arrangements in which the Company produces electricity for others using gas they provide as fuel. The Company has purchased a substantial portion of this electricity for sale to its own customers.

OTHER OPERATIONS AND MAINTENANCE EXPENSES Other operations and maintenance expenses were unchanged in 1995 and decreased 1.5 percent in 1994. For 1995 lower administrative and general expenses and production expenses at fossil generating stations were offset in part by higher amortization of previously deferred Enlightened Energy program costs and higher production expenses related to the refueling and maintenance outage of the Indian Point 2 nuclear unit in 1995. For 1994 the decrease reflects lower production expenses, principally due to the refueling and maintenance outage of the Indian Point 2 nuclear unit in 1993; there was no outage in 1994. The decrease was offset in part by costs in connection with the settlement of an environmental proceeding (discussed below) and higher health insurance costs.

     During 1995 the Company accrued $10 million for additional environmental investigation and site remediation costs pursuant to a 1994 settlement of a DEC civil administrative proceeding against the Company and $5 million for two Superfund sites. In 1994, pursuant to the DEC settlement, the Company paid a $9 million penalty and contributed $5 million to an environmental projects fund. The penalty was charged to miscellaneous income deductions ($2 million in 1994 and $7 million in prior years). The payment to the environmental projects fund was charged to operations and maintenance expenses in 1994. In addition the Company accrued $11.5 million during 1994 for environmental investigation and site remediation costs. See Note F to the financial statements for additional information about the settlement.

TAXES, OTHER THAN FEDERAL INCOME TAX At $1.1 billion, taxes other than federal income tax remain one of the Company's largest operating expenses. The principal components and variations in operating taxes were:

                                          Increase (Decrease)
                                         ---------------------
                                           1995        1994
(Millions of Dollars)           1995     Over 1994   Over 1993
--------------------------------------------------------------
Property taxes               $  534.0      $ (5.4)     $(36.8)
State and local taxes
  on revenues                   460.3        (2.2)       (6.3)
Payroll taxes                    58.2          .4         (.2)
Other taxes                      67.7         (.3)       11.7
                             ---------------------------------
Total                        $1,120.2*      $(7.5)     $(31.6)
--------------------------------------------------------------

* Including sales taxes on customers' bills, total taxes other than federal income tax billed to customers in 1995 were $1,413.8 million.

The reductions in property taxes in 1995 and 1994 reflect decreases in the share of total New York City property taxes borne by the Company. Under the terms of the current electric, gas and steam rate agreements most of the difference between property taxes included in rates and actual property taxes is being deferred for future recovery from or refund to customers.

OTHER INCOME Other income increased $8.2 million in 1995 and decreased $2.3 million in 1994. For 1995 the increase reflects higher interest on temporary cash investments and for 1994 the decrease reflects lower interest income accrued on ERAM revenue deferrals under the 1992 electric rate agreement.

NET INTEREST CHARGES Interest on long-term debt increased $12.9 million in 1995 and $7.3 million in 1994 principally as a result of new debt issues, offset to a large extent in 1994 by the effect of debt refundings. Other interest increased $9.1 million in 1995 principally as a result of a higher customer deposit rate and interest associated with certain tax settlements.

FEDERAL INCOME TAX Federal income tax decreased $41.0 million in 1995 and increased $73.6 million in 1994 reflecting the changes each year in income before tax and in tax credits. See Note H to the financial statements.

February 27, 1996